SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                     (Amendment No.   )

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|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                 ITT CORPORATION
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                (Name of Registrant as Specified in its Charter)

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                                [ITT Letterhead]


                                                            October 7, 1997

Dear Fellow Stockholders:

     Attached for your information is the first of a series of advertisements we will be running to inform you about the key issues ITT stockholders face in deciding how to vote at the Annual Meeting of ITT stockholders set for November 12, 1997.

     We will soon be sending you ITT's proxy statement and ITT's blue proxy card. The ITT proxy statement details the many reasons why we strongly believe Hilton's $70 per share offer is inadequate and why we are convinced that ITT's plan will deliver superior economic value to ITT stockholders.

     We urge you to read carefully the ITT proxy statement. To vote for directors committed to ITT's plan, you will need to use ITT's blue proxy card. You may also receive a proxy statement from Hilton with a white proxy card. To support ITT, simply ignore Hilton's white proxy card.

     We need your support. If you have questions, or need information or assistance, please call our proxy firm, Georgeson & Company, Inc., toll free at (800) 223-2064.


                                   Sincerely,

                                  /s/ Rand V. Araskog

                                  Rand V. Araskog
                                  Chairman and Chief Executive






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Attention ITT Shareholders:


                       The Issue is Shareholder Value

Fact: ITT Shareholders Will Decide On November 12 Whether They Want Directors Committed To ITT's Plan Or Hilton's Hand-Picked Nominees Who Support Their Hostile Offer.

        Shareholders of Record October 1 are eligible to vote at ITT's November 12 meeting for Directors committed to ITT's Plan--split tax-free into three focused companies and buy back 30 million ITT shares for $70 per share--or for nominees who support Hilton's hostile offer. There is no longer a staggered Board in ITT's Plan. You can make a clear-cut choice based purely on economics.

Fact: ITT Believes Our Plan Will Deliver More Value To Shareholders Than Hilton's Low-Ball Hostile Offer.

        Hilton tried to steal ITT at $55 per share and only raised to $70 in response to ITT's Plan. Yet, Hilton's own CFO told its Board that ITT is "conservatively" worth more than $70.

Fact: Had You Tendered When Hilton First Asked You To, You Would Have Left Almost $2 Billion On The Table.

        If you vote for Hilton, we believe you'll still be leaving money on the table. Hilton is trying to steal ITT for the benefit of its own shareholders. ITT is offering you, tax-free, participation in the upside of owning three public companies: ITT Destinations, a worldwide leader in hotels and gaming; ITT Educational Services, a premier operator of technical schools; and ITT World Directories, the #1 publisher of overseas telephone directories and classified information. This is the same valuecreating approach we successfully used two years ago.

Fact: ITT Actions Have Caused Hilton To Increase Its Hostile Offer From $55 Per Share To $70 Per Share.

        ITT will continue to enhance shareholder value.


                           ITT Is Working For You


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We thank the many ITT shareholders who support our plan. To those of you who haven't made up your mind, we're eager to make our case to you. We are convinced we can generate superior value to Hilton's inadequate hostile offer.

You will soon receive a blue proxy card and voting instructions from ITT. We urge our shareholders not to take any action before reviewing ITT's proxy materials. Be certain you review proxy cards carefully and know who you are voting for. If you have questions, or need additional information, please call our proxy firm, GEORGESON & COMPANY INC toll-free at (800) 223-2064.


                                                            [ITT Logo]


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              CERTAIN INFORMATION CONCERNING PARTICIPANTS

          The participants in this solicitation include ITT Corporation (the "Company") and the following individuals, each of whom is a director of the Company: Bette B. Anderson, Rand V. Araskog, Nolan D. Archibald, Robert A. Bowman, Robert A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer, Benjamin F. Payton, Vin Weber, Margita E. White and Kendrick R. Wilson III. Ms. Anderson is the direct owner of 2,811 shares of common stock of the Company ("Common Stock") and may be deemed to beneficially own 83 additional shares. Mr. Araskog is the beneficial owner of 1,748,398 shares of Common Stock. Mr. Archibald is the direct owner of 1,811 shares of Common Stock. Mr. Bowman is the beneficial owner of 550,046 shares of Common Stock. Mr. Burnett is the direct owner of 2,981 shares of Common Stock. Mr. Kirk is the direct owner of 1,821 shares of Common Stock. Gen. Meyer is the direct owner of 3,311 shares of Common Stock. Dr. Payton is the direct owner of 1,303 shares of Common Stock. Mr. Weber is the direct owner of 844 shares of Common Stock. Ms. White is the direct owner of 2,811 shares of Common Stock. Mr. Wilson is the direct owner of 3,000 shares of Common Stock. The foregoing share ownership figures are as of August 31, 1997.

          The Company has retained Goldman, Sachs & Co. ("Goldman Sachs") and Lazard Freres & Co. LLC ("Lazard Freres") to act as financial advisors to the Company in connection with the Hilton offer and other matters arising in connection therewith, including assisting the Company in exploring possible strategic alternatives in light of the



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Hilton offer. Pursuant to an engagement letter with Goldman Sachs and
Lazard Freres, the Company has agreed to pay each of Goldman Sachs and Lazard Freres for their services 50% of (a) an initial fee equal to $1,000,000 and (b) an additional advisory fee equal to $19,000,000. The Company has also agreed to reimburse Goldman Sachs and Lazard Freres for their reasonable out-of-pocket expenses, including fees of counsel and any sales, use or similar taxes, and to indemnify Goldman Sachs and Lazard Freres against certain liabilities in connection with their engagement, including certain liabilities arising under the Federal securities laws. In addition, Goldman Sachs and Lazard Freres are involved in arranging certain financings to be incurred by ITT Destinations, Inc., a new corporation formed to hold the Company's hotel and gaming assets, in connection with the Comprehensive Plan and Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs, is providing certain portions of such financings. Although Goldman Sachs and Lazard Freres do not admit that they or any of their directors, officers, employees or affiliates are a "participant," as defined in
Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, by the Securities and Exchange Commission, or that Schedule 14A requires the disclosure of certain information concerning them, Robert Kaplan (Managing Director), Cody Smith (Managing Director), William Crowley (Managing Director), Eduardo Cruz (Vice President) and Marc Nachmann (Associate), in each case of Goldman Sachs, and Gerald Rosenfeld (Managing Director), Robert Hougie (Vice President) and Antonio Weiss (Vice President), in each case of Lazard Freres (collectively, the "Financial Advisor Participants"), may assist the Company in the solicitation of proxies for the annual meeting.

          Goldman Sachs and Lazard Freres have provided financial advisory and investment banking services to the Company from time to time for which they have received customary compensation. Kendrick R. Wilson III is a Managing Director of Lazard Freres. In the ordinary course of their business, Goldman Sachs and Lazard Freres may actively trade securities of the Company for their own account and the account of their customers and, accordingly, may at any time hold a long or short position in such securities. Goldman Sachs has advised the Company that as of September 29, 1997, Goldman Sachs held a net long position of approximately 12,221 shares of Common Stock. Lazard Freres has advised the Company that as of September 29, 1997, Lazard Freres held a net long position of approximately 12,785 shares of Common Stock over which


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Lazard Freres exercised investment discretion. Except as set forth above, to the Company's knowledge, none of Goldman Sachs, Lazard Freres or any of the Financial Advisor Participants has any interest, direct or indirect, by security holdings or otherwise, in the Company.